Exhibit 99.1

2500 CityWest Boulevard Suite 2200 Houston, TX 77042 (713) 361-2600 (713) 361-2693 fax

FOR IMMEDIATE RELEASE February 19, 2008	Contact: G. Kregg Lunsford Chief Financial Officer (713) 243-2713

Cal Dive Director Resigns

HOUSTON, TX — (February 19, 2008) Cal Dive International, Inc. (NYSE: DVR) announced today that David Sharp, a member of its board of directors,  has resigned as a director in connection with his acceptance of the position of Chief Executive Officer of Odyssea Marine, Inc.  Mr. Sharp was formerly the Chief Executive Officer of Horizon Offshore, Inc. and joined the Company’s Board in December 2007 when Cal Dive completed the acquisition of Horizon.  Odyssea Marine is a supplier of tug and supply boat services to the Company, and Mr. Sharp and the Company both agreed that, given that commercial relationship, it was in both his and the Company’s best interests that he discontinue his service as a Cal Dive director at this time.  With his resignation, the Company has seven directors, four of whom are independent as required by the rules of the New York Stock Exchange.

Mr. Quinn Hébert, Cal Dive’s President and Chief Executive Officer, said, “We regret losing a director of David’s caliber from our Board, and appreciate his contributions during the time he was with us. We look forward to continuing to do business with Odyssea Marine under David’s leadership.”

Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides an integrated offshore construction solution to its customers, including manned diving, pipelay and pipe burial services, and platform installation and salvage services to the offshore oil and natural gas industry on the Gulf of Mexico OCS, Mexico, the Middle East, Southeast Asia and Australia, with a fleet of 34 vessels, including 24 surface and saturation diving support vessels and ten construction barges.

CAUTIONARY STATEMENT

This press release may include “forward-looking” statements that are generally identifiable through our use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project” and similar expressions and include any statements that we make regarding our earnings expectations.  The forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new information or events as they occur.  Our actual future results may differ materially due to a variety of factors, including changes in the level of offshore exploration, development and production activity in the oil and natural gas industry, our inability to obtain contracts with favorable pricing terms if there is a downturn in our business cycle, intense competition in our industry, the operational risks inherent in our business, risks associated with our relationship with Helix Energy Solutions Group, Inc., our controlling stockholder, and other risks detailed in our 2006 Annual Report on Form 10-K.